EXHIBIT 16.1

May 21, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K of Digicorp, Inc. for the event that occurred on May 8, 2007, and are in agreement with the statements contained therein insofar as they relate to our firm.

We have no basis to agree or disagree with any other matters reported therein.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP
Squar, Milner, Peterson, Miranda & Williamson, LLP